Exhibit 10.11

Confidential material has been omitted and filed separately with the Commission

Lease

between

VA No. 1 (Point of View Logistics) B.V.

and

Interxion Nederland B.V.

regarding

Point of View Logistics

Tupolevlaan 101-119

in SCHIPHOL-RIJK

LEASE FOR OFFICE SPACE and other business premises within the meaning of Article 7:230a of the Dutch Civil Code

Model adopted by the Real Estate Council (ROZ) on 30 July 2003. Reference to and use of this model are only permitted if the completed, added or deviating text is clearly recognisable as such. Additions and deviations should preferably be included under the heading ‘special provisions’. Any liability for adverse effects of the use the text of the model is excluded by the ROZ.

The undersigned:

VA No 1 (Point of view Logistics) B.V., with registered office at Locatellikade 1 in 1076 AZ Amsterdam, in this matter duly represented by Mr S.M. Foxley and Mr T. van Rijn,

hereinafter referred to as ‘the Lessor’,

and

Interxion Nederland B.V., with registered office at Cessnalaan 1 in 1119 NJ Schiphol-Rijk, listed in the commercial register under number 34116837, VAT number NL80 82 24 621 B01, in this matter duly represented by Mr M.L.H. van den Assem, hereinafter referred to as ‘the Lessee’,

have agreed:

The leased property, designated use

1.1	The Lessor leases to the Lessee and the Lessee leases from the Lessor a building, hereinafter referred to as the leased property, consisting of approx.

6,764.8 m2 of business premises and approx. 716.8 m2 of office space, everything in accordance with the NEN 2580 measurements certificate for lettable floor area, as well as 28 parking spaces located on site in front of the loading doors behind the barriers and 5 parking spaces at the front of the building, known locally as Point of View Logistics, Tupolevlaan 101-119 in SCHIPHOL-RIJK, recorded in the land register as Municipality of Haarlemmermeer, section AK, numbers 1438 and 1439. The leased property is further specified in the drawing initialled by the parties and attached to and forming part of this agreement and in the delivery report initialled by the parties, in which the systems and other facilities that do belong and the systems and other facilities that do not belong to the leased property are specified and which also includes a description of the state of the leased property, where appropriate supplemented with photos initialled by the parties.

1.2	The leased property shall only be used by or on behalf of the Lessee for the development, construction and operation of a data centre and the provision of related services, or as office space and parking facility. The Lessee is responsible for the permits required for the aforementioned use of the present location.

1.3	Without the prior written consent from the Lessor, the Lessee shall not use the leased property for other purposes than those set out in Article 1.2.

1.4	The maximum permissible load on the floors of the leased property is:

•	business premises, approx. 2,500 kg/m2;

•	office space, approx. 300 kg/m2.

Conditions

2.1	The ‘GENERAL PROVISIONS REGARDING THE LEASE OF OFFICE SPACE and other business premises’ within the meaning of Article 7:230a DCC, filed with the registry of the District Court in The Hague on 11 July 2003 and listed there under number 72/2003, hereinafter referred to as the ‘general provisions’, form part of this agreement. The content of these general provisions is known to the parties. The Lessee and the Lessor have received a copy of the general provisions.

2.2	The general provisions referred to in Article 2.1 apply except where this agreement expressly stipulates otherwise or application in respect of the leased property is impossible.

2.3	In the event of conflict between the agreement and the general provisions, the provisions of the agreement will prevail.

Term, renewal and termination

3.1	This agreement is entered into for a period of 10 years, starting on 1 August 2007 and running up to and including 31 July 2017.

3.2	After expiry of the period referred to in Article 3.1, this agreement will be continued for 2 consecutive periods of 5 years, therefore up to and including 31 July 2022 and 31 July 2027. Only the Lessee may terminate the lease on 31 July 2017. After that date, either party may terminate the lease with effect from the end of each period of 5 years.

3.3	Termination of this agreement must be effected by giving notice with effect from the end of a lease period, subject to a notice period of at least 12 months.

3.4	Notice of termination must be given by bailiff’s notification or by registered letter.

Rent, turnover tax, rent adjustment, payment obligation, payment period

4.1	The initial annual rent for the leased property is * * * * * *

4.2	The parties agree that the Lessor will charge turnover tax on the rent.

If the parties have agreed rent not subject to turnover tax, the Lessee will owe the Lessor a separate fee, in addition to the rent, as compensation for the loss the Lessor or its legal successor(s) suffers or will suffer due to the fact that the turnover tax on the Lessor’s investments and operating costs is not (no longer) deductible. The provisions of Articles 19.1 up to and including 19.9 of the general provisions do not apply in that case.

4.3	If the parties have agreed rent subject to turnover tax, the Lessee and the Lessor will make use of the possibility under Announcement 45, decree of 24 March 1999, no. VB 99/571, to refrain from filing a joint option request for rent subject to turnover tax. By signing the lease, the Lessee declares also for the benefit of the legal successor(s) of the Lessor, that it will use the leased property permanently, or have it used permanently, for purposes entitling to full or almost full deduction of turnover tax pursuant to Article 15 of the Turnover Tax Act 1968.

4.4	The financial year of the Lessee runs from 1 January up to and including 31 December.

4.5	The rent will be adjusted on 1 August of each year, for the first time on 1 August 2008, in accordance with Articles 9.1 up to and including 9.4 of the general provisions, provided that in Article 9.1 of the general provisions, the consumer price index (CPI) series all households (2000=100) shall be replaced by the consumer price index (CPI) series all households (2006=100).

4.6	The fee payable by the Lessee for the additional supplies and services to be provided by or on behalf of the Lessor will be determined in accordance with Article 16 of the general provisions. The aforementioned fee is subject to a system of advance payments with subsequent settlement, as set out in the aforementioned article.

4.7.1	The Lessee’s payment obligation consists of:

•	the rent;

•	the turnover tax payable on the rent, if the parties have agreed rent subject to turnover tax;

•	the advance on the fee for the additional supplies and services to be provided by or on behalf of the Lessor, plus the turnover tax payable thereon.

4.7.2	The Lessee will no longer owe turnover tax on the rent if the leased property may no longer be leased subject to turnover tax, while the parties have actually agreed such rent. In that event, the fees referred to in Article 19.3.a of the general provisions will replace the turnover tax and the fee referred to in Article 19.3.a under I will then be determined in consultation between the parties.

4.8	With effect from the start of the lease, the following amounts will be payable per payment period of 3 calendar month(s):

•	the rent * * *

•	the turnover tax payable on the rent * * *

•	the advance on the fee for the additional supplies and services to be provided by or on behalf of the Lessor, plus the turnover tax payable thereon * * * ***

•	the turnover tax payable on the advance * * *

Total             * * *

4.9	Given the start date of the lease and taking into account the rent-free period, the first payment of the Lessee will pertain to the period from 1 August 2007 up to and including 30 September 2007, and the amount payable for this period will be *** This amount is inclusive of turnover tax. The Lessee must pay this amount on or before 1 August 2007.

4.10	The periodic payments to be made by the Lessee to the Lessor under this lease, as set out in Article 4.8, must be paid as a lump sum in euros and in advance, and must have been paid in full on or before the first day of the period to which the payments pertain.

4.11	Unless it is stated otherwise, all amounts in this lease and the general provisions that form part of it are exclusive of turnover tax.

Supplies and services

5.	The parties agree that the following additional supplies and services will be provided by or on behalf of the Lessor (not exhaustive):

a.	Periodic checks, electricity supply, maintenance, etc., with regard to:

•	the lift system;

•	the window-cleaning system;

•	general electric systems;

•

fire detection systems/fire detection/fire brigade charges/fire-fighting equipment for so long and to the extent that this is not arranged for by the Lessee in the context of the development of the business premises as a data centre;

•	central heating system;

•	air conditioning system;

•	sprinkler system;

•	barriers;

•	overhead doors and dock levellers;

•	lightning conductor;

•	maintenance of the site;

•	annual roof inspection;

•	security of common areas in the leased property;

•	minor repairs;

•	individual consumption of gas, water and electricity;

b.	lighting and heating in the common areas;

c.	the insurance of all windowpanes belonging to the building of the leased property (including the windowpanes in the common areas) that serve to admit day light;

d.	cleaning of the common areas, including the stairwells, the corridors, the lobbies and the lifts;

e.	exterior cleaning of the windows in the leased property;

f.	exterior and interior cleaning of the windows in the common areas;

g.	the services of the manager or other staff providing services for the building of which the leased property forms part, including salaries and social insurance costs, telephone expenses, etc.;

h.	a 5% administration fee on the above supplies and services.

Bank guarantee

6.	The parties hereby set the amount of the bank guarantee referred to in Article 12.1 of the general provisions at * * * * * *

Manager

7.1	Until the Lessor notifies otherwise, Cushman & Wakefield, Strawinskylaan 3125, PO Box 75456, 1070 AL Amsterdam, T: 020 - 80 02 129, F: 020 -80 02 110, will act as manager.

7.2	Unless the parties have agreed otherwise in writing, the Lessee shall consult with the manager on the content and all other matters relating to this lease.

Special provisions

8.1	Delivery on start of the lease:

The business premises will be delivered in their current state, everything as sufficiently known to both parties, inter alia, empty (without scaffolding) and swept clean. The office space will be delivered in its current state, everything as sufficiently known to both parties, inter alia, including carpet, partitions and data cabling, but without the furniture and equipment. The Lessee will have the opportunity to discuss the possible take-over of the furniture and equipment with the current lessee.

The Lessor declares that the erosion of the pillars/columns in the business premises is due to normal use and that the aforementioned erosion has not affected the structure of the leased property. If it should appear in the future that the structure of the leased property has actually been affected by the aforementioned erosion, the Lessor will have this repaired at its own expense. The Lessor will then have the repair work carried out in such a manner that the business operations of the Lessee and/or the provision of services by the Lessee are not impeded in any way. Before 1 August 2007, the Lessor will have the damaged ceiling panels above the dock leveller at the front of the building replaced by new, similar panels, at its own expense.

8.2	Rent-free period:

The Lessor will grant the Lessee a rent-free period equivalent to 11 months’ rent, starting on 1 August 2007. During this rent-free period, all terms and conditions under the lease will apply, with the exception of the rent payment obligation. The service fees will be payable from 1 August 2007.

8.3	Delivery on termination of the lease:

At the start of the lease, a delivery report will be drawn up, which shall be signed by both parties. On termination of the lease period, the Lessee will be obliged to deliver the leased property in the state described in the aforementioned delivery report (including the current partitions, carpet, data cabling, etc.).

8.4	Adjustments and alterations:

A)	The Lessor is aware of the Lessee’s intention to install a data centre in the business premises according to a so-called ‘box within a box’principle, which is a self-supporting construction that will not affect the physical structure of the business premises. The Lessee has already provided the Lessor with a memorandum describing the intended alterations with regard to the business premises. The Lessee has also provided the Lessor with a list of activities defining the most important furnishing work, as well as a sample furnishing plan. Both the memorandum, which also describes the alterations to the physical structure of the leased property and contains a brief description of the intended furnishing plan, and the list of activities, are attached as appendices.

The Lessor is aware of the fact that the final furnishing plan will deviate from the sample furnishing plan, as the final furnishing plan will be based on a detailed plan that must still be worked out.

Subject to what is noted under Articles 8.4.C and 8.4.D, the Lessor consents in advance both to the alterations described in the memorandum and to the execution of the work described in the list of activities.

In addition to the adjustments described in the memorandum, the Lessee will have the right to make all other building-related adjustments that are necessary for the construction and operation of a data centre, after obtaining the written consent from the Lessor, which the latter will not unreasonably refuse or delay.

B)	Fencing

The Lessee has the right to place a fence at the front and at the back of the leased property, to the waterline, as shown in the appendix, to separate the leased property. The aforementioned fencing shall be of similar quality as the existing fencing at the current building of the Lessee at Cessnalaan 1-33 in Schiphol-Rijk. The other lessees’ access to the space not used by the Lessee and to the parking places shall not be impeded. The final location of the fencing will be determined in consultation with the Lessor. The Lessee is aware of the fact that the placing of the fencing may reduce the number of parking spaces leased by it.

C)	Cooling units

The Lessee has the right to place so-called ‘cooling units’ next to the leased property in front of the dock levellers. If the municipality does not consent to their placement in this location, the Lessee will have the right to place the aforementioned cooling units on platforms still to be installed on the roof of the leased property. A construction report regarding the installation of these platforms is attached as an appendix. The final placement and realisation of the platforms shall be discussed with the Lessor and is subject to the written consent from the Lessor, which it will not unreasonably refuse or delay.

D)	Generators

The Lessee has the right to place isolated generators according to the manufacturing standards (intended as backup for the electric systems in the event that the regular power supply fails; not intended to produce electricity if the regular power supply is sufficient) in front of the dock levellers on both sides of the leased property, under the roof. The generators will probably have to be shielded by the placing of a wall. If that is the case, it will be necessary to make alterations to the structure of the building, the costs of which will be borne by the Lessee. The generators shall be soundproofed. The method of placing and realisation shall be discussed with the Lessor and is subject to the written consent from the Lessor, which it will not unreasonably refuse or delay.

E)	Cabling

The Lessee has the right to lay cables in the ground in the immediate vicinity of the leased property and to open up the paving and the landscaping on the Lessor’s parcel for that purpose. The Lessee undertakes to restore the paving and the landscaping to their original state.

F)	Security system

The Lessee has the right to install a comprehensive security system, including, but not limited to, so-called ‘proximity cards’, CCTV, biometrics readers, etc., provided that it will respect the privacy of the other lessees.

The above adjustments and alterations (A up to and including F) are all at the risk and expense of the Lessee. The Lessee is responsible for all necessary permits. The adjustments and alterations must meet the requirements set by the authorities of the Municipality of Haarlemmermeer and the S.A.D. C. (the Schiphol Area Development Company).

The Lessee is responsible for repairing, replacing and insuring the adjustments and alterations.

In the event that the current insurance premium of the present leased property is increased and such an increase is demonstrably due to the alterations made by the Lessee, the additional insurance premium shall be borne by the Lessee.

8.5	Sublease:

After obtaining the written consent from the Lessor, which consent will not be unreasonably refused or delayed, the Lessee will have the right to sublease all or part of the leased property to affiliated companies or third parties, or give all or part of the leased property in use to such companies or parties.

8.6	Licence/service agreement:

The Lessee has the right to offer its clients services, such as the use, through a service agreement, of parts of the furnished data centre, the provision of various related services, and the use, through a separate service agreement, of office space (provided that the Lessee shall not permit sales activities or other retail-related activities in the office space). The Lessee does not need the Lessor’s consent for carrying out the aforementioned core activities in the leased property.

8.7	Substitution:

After obtaining the written consent from the Lessor, the Lessee will have the right to substitute affiliated companies in which the Lessee has a controlling interest in its place with regard to this lease. The Lessor shall not refuse or delay its consent unreasonably and such consent shall not be made conditional on payments other than those directly related to the lease. The solvency of the affiliated company shall be similar to that of the Lessee.

8.8	Right of first refusal:

The Lessee will have a permanent right of first refusal in respect of office space that is or becomes available on the 1st floor above the business premises (approx. 709.2 m2) and a part of the 1st floor in the office area (approx. 560 m2) (hereinafter together referred to as ‘the space’) of the present building, after receiving notification by registered letter from the Lessor. The Lessor shall notify the Lessee as soon as it has reached agreement with a third party (subject to this right of first refusal) with regard to the space.

The Lessee shall be given the opportunity to lease the aforementioned office space on the same terms and conditions as agreed with the third party. The Lessee shall inform the Lessor in writing, within 10 (ten) working days of receipt of the aforementioned proposal, of whether it is interested in leasing the space. If the Lessee fails to respond within 10 (ten) working days, the Lessor will be free to lease the space to the third party.

8.9	Hiring specialists:

The Lessees is free to engage reputed firms, without requiring the Lessor’s consent, for all necessary work regarding security and fire prevention in the leased property in connection with the business operations of the Lessee, insofar as such work does not affect the structure of the building or the properties leased by other lessees. The Lessee shall immediately inform the Lessor.

8.10	Alterations or additions to the leased property:

Contrary to the provisions of Article 6.11 of the general provisions referred to in Article 2.1 of this agreement, the Lessee may make all alterations and additions with regard to fixtures and fittings, not with regard to the structure of the building, if and insofar as this is done in accordance with the provisions of this agreement.

8.11	Access to the leased property:

The Lessee will have access to the leased property to carry out the required furnishing work immediately after the Lessee has signed the lease and furnished the bank guarantee.

8.12	Fire brigade requirements:

The Lessor declares that the leased property in its current state will meet the fire brigade requirements. Furthermore, the Lessor will install a sprinkler system in the toilet block at its expense. The Lessor has already ordered work on the sprinkler system, including certification of the system, but this will not have been completed on the delivery date. The work will in any case have been completed before 1 November 2007. The Lessee shall not make adjustments or alterations in the building that conflict with the fire brigade requirements.

8.13	Maintenance and renovation:

If the Lessor wishes to carry out maintenance and/or renovation work, it shall do so in consultation with the Lessee, unless it concerns an emergency. The consultations are also aimed at making agreements about the planning and execution of the work. The work will be done in such a manner that it interferes as little as possible with the business operations of the Lessee and/or the Lessee’s services to its clients.

8.14	Additional adjustments:

•

In the event that the Lessee must install cooling units on the roof, the Lessee will become responsible for maintenance of the roof. The Lessor will remain responsible for replacement and repair of the roof, insofar as necessary due to ageing, lightning, storm, etc.

•	In the event that the Lessee must shield the generators, the Lessee will become responsible for maintenance of that specific part of the facade, including doors and roller shutters.

•

In the event that the Lessee makes an adjustment to the sprinkler system or other fire-resisting means, the Lessee will from then on become responsible for maintenance of the sprinkler system and the other fire-resisting means in the business premises.

Thus drawn up and signed in threefold in place: Amsterdam date: 14 May 2007	place: date:

VA No. 1 (Point of view Logistics) B. V.	Interxion Netherlands B. V.

Mr S.M. Foxley	M.L.H. van den Assem

Mr T. van Rijn

Appendices

•	general provisions

•	drawing of the leased business premises

•	report of delivery

•	bank guarantee

•	memorandum

•	list of activities drawing of the fencing to be erected

•	drawing with regard to the right of first refusal

•	construction report regarding the platforms

Separate signature(s) of the Lessee(s) for receipt of a copy of the ‘GENERAL PROVISIONS REGARDING THE LEASE OF OFFICE SPACE and other business premises within the meaning of Article 7:230a DCC’, as set out in Article 2.1.

M.L.H. van den Assem

(AMS96928 Point of View Logistics, Tupolevlaan 101109)

GENERAL PROVISIONS REGARDING THE LEASE OF OFFICE SPACE and other business premises within the meaning of Article 7:230a of the Dutch Civil Code

Model adopted by the Real Estate Council (ROZ) in July 2003 and filed with the registry of the District Court in The Hague on 11 July 2003 and listed there under number 03-54. Any liability for adverse effects of the use of the text of the model is excluded by the ROZ.

Scope of the leased property

1. The leased property includes the systems and facilities present in the leased property, insofar as these are not excluded in the delivery report initialled by the parties and to be added to this lease as an appendix.

State

2. At the start of the lease, the leased property has been/will be delivered and accepted by the lessee in the state it is in at that time. This state will be recorded by or for the lessee and the lessor in a delivery report initialled by the parties and to be added to the lease as an appendix, which delivery report forms part of the lease. If no delivery report has been drawn up at the start of the lease, the leased property will be deemed to have been delivered and accepted in the state the lessee may expect from a well-maintained property of the type to which the lease pertains.

Defects

3. The leased property will be deemed to have a defect if given the state or given a quality or other circumstance that cannot be attributed to the lessee, it cannot provide the lessee with the enjoyment the lessee could expect when entering into the lease.

Inspection in connection with the suitability

4. Before entering into the lease, the lessee must thoroughly inspect the leased property to check whether the leased property is suitable or can be made suitable by the lessee for the purposes for which the lessee must use it. The lessor has not examined the suitability of the leased property and is only obliged to inform the lessee of defects known to the lessor of which it knows that they adversely affect the suitability. The lessor is not liable for the consequences of defects that were not known and should not have been known to the lessor.

Expertise

5. If the lessee or the lessor has insufficient expertise, it must seek the assistance of or let itself be represented by an expert with regard to the drawing up of the delivery report and the inspection referred to in Article 4.

Use

6.1 Throughout the term of the lease, the lessee shall actually, wholly, properly and itself use the leased property solely in accordance with the designated use set out in the lease. The lessee shall comply with existing restrictive rights, obligations attached to certain capacities and the requirements set or to be set by authorities or utility companies (including requirements regarding the lessee’s business, regarding the use of the leased property or regarding anything present in or at the leased property). The lessee shall provide the leased property with sufficient fixtures and fittings and keep it furnished. In this lease, ‘utility companies’ also refers to similar companies engaged in the supply, transport and measurement of the consumption of electricity, water, etc.

6.2 The lessee must act in accordance with the provisions of the law and local bye-laws, as well as in accordance with the customs regarding leasing, and the regulations of authorities, utility companies and insurers. The lessee may only engage companies for work relating to security, fire prevention and lift engineering with which the lessor has consented in advance and which have been certified by the National Centre for Prevention (NCP) or the Dutch Institute for Lift Engineering (Stichting Nederlands Instituut voor Lifttechniek). If it has been agreed in connection with supplies and services to be provided by or on behalf of the lessor that the work described above will be carried out on the instructions of the lessor, the lessee may not carry out this work or have the work carried out itself. The lessee must always comply with the user instructions issued by those companies. The lessee must in addition comply with the oral and written instructions given by or on behalf of the lessor in the interest of the proper use of the leased property and the interior and exterior areas, systems and facilities of the building or complex of which the leased property forms part. This also refers to instructions regarding maintenance, appearance, noise level, order, fire safety, parking and the proper functioning of the systems or the building or the complex of which the leased property forms part.

6.3 When using the building or complex of which the leased property forms part, the lessee may not cause any nuisance or inconvenience. The lessee must ensure that third parties present on its behalf do not do this either.

6.4 The lessee has the right and the obligation to make use of the common facilities and services that are or will be available in the interest of the proper functioning of the building or the complex of which the leased property forms part.

6.5 The lessor has the right, for its own benefit or for the benefit of the lessee(s) or third parties, to dispose of the roofs, exterior walls, the areas not accessible to the public or the lessee, the appurtenances within the building or the complex, as well as of the gardens and grounds of the building or the complex for the purpose of installing (illuminated) advertising, signs, a central aerial system or other purposes. If the lessor wishes to exercise this right, the lessor shall inform the lessee in advance and the lessor shall take the lessee’s interests into account when exercising this right.

6.6 The lessor may deny the lessee access to the leased property if it has not (yet) fulfilled its obligations under the lease at the time it wishes to use the leased property for the first time. This shall not affect the start date of the lease or the obligations for the lessee arising from the lease.

(Government) regulations and licences/permits

6.7.1 The lessee is responsible for and must itself arrange for the necessary exemptions and/or licences/permits, including occupancy permits in connection with the conduct of the profession or business for which the leased property is used and/or has been designated. The related costs will be borne by the lessee. Refusal or revocation thereof will not constitute a reason to terminate the lease or take any other or further action against the lessor.

6.7.2 At the start of the lease, the lessee must itself examine whether the leased property is suitable for the purposes for which the lessee must use the leased property. If at the start of the lease or at a later time, government regulations or the regulations of other competent authorities prescribe alterations or facilities in, on or at the leased property in connection with the purpose for which the lessee wishes to use or is using the leased property, the lessee must make those alterations or facilities at its own expense, after having obtained the prior permission from the lessor.

6.7.3 If alterations or facilities must be made at, in or on the leased property in connection with the business conducted therein or in connection with the purpose for which it is used or will be used, the lessee will be liable for ensuring that the relevant requirements set by the authorities or other bodies are met during the execution of the work, such without prejudice to the provisions of Articles 6.8.1 up to and including 6.8.3 and 6 11.1 up to and including 6.11.7. The lessee will be liable for ensuring that the requirements of/in the licences/permits issued or to be issued are always met. The lessor will therefore not indemnify the lessee against (government) orders to conduct a further investigation or take measures.

Environment

6.8.1 If at the start of the lease an environmental survey regarding the leased property has been conducted, and during the term of the lease or immediately after termination of the lease - in an equivalent survey - higher concentrations of one or more substances to which the previous survey pertained are found under, in, at or around the leased property, then the lessee must pay for the damage arising from the contamination and the lessee will be liable towards the lessor for the costs associated with the elimination of the contamination or the taking of measures.

The lessee will indemnify the lessor in this regard against claims from third parties, including government bodies.

6.8.2 The provisions of Article 6.8.1 do not apply if the lessee demonstrates that the contamination has not arisen through an act or omission of itself, its employees or persons or goods under the lessee’s supervision, and is not related to a circumstance that can be attributed to the lessee.

6.8.3 The lessor will not indemnify the lessee against (government) orders to conduct a further investigation or take measures.

Waste materials/chemical waste

6.9 The lessee shall strictly comply with the directives, regulations or instructions of the authorities or other competent bodies concerning the (separate) collection of waste materials. If this obligation is not or not fully fulfilled, the lessee will be liable for the financial, criminal and potential other consequences arising therefrom.

Apartment right

6.10.1 If the building or complex of which the leased property forms part has been or will be divided into apartment rights, the lessee must comply with the rules regarding their use arising from the deed of division and the regulations. This also applies if the building or complex is or becomes the property of a co-operative society.

6.10.2 Insofar as this is within its power, the lessor will not co-operate in the drawing up of regulations that conflict with the lease.

6.10.3 The lessor will ensure that the lessee is provided with the regulations regarding the use referred to in 6.10.1.

Prohibitions and procedural rules

6.11.1 The lessee may not:

a. have environmentally hazardous goods in, on, at or in the immediate vicinity of the leased property, including evil-smelling goods or goods representing a fire hazard or an explosion risk, unless they belong to the normal conduct of the profession or business;

b. load the floors of the leased property and of the building or the complex of which the leased property forms part beyond what is structurally permissible or is indicated in the lease;

c. use the leased property in such a manner that the use leads to soil contamination or other environmental contamination, damage to the leased property may arise or the appearance of the leased property may be harmed, said use also referring to the use of means of transport that may cause damage to floors or walls;

d. make alterations or facilities in, on or at the leased property which violate the regulations of the authorities or the utility companies or the conditions subject to which the owner of the leased property has acquired the ownership of the leased property or other restrictive rights, or which cause nuisance for other lessees or neighbours or impede them in their use.

6.11.2.1 The lessee shall always inform the lessor in writing well in advance of any alteration or addition the lessee intends to make or have made in, at or on the leased property, such as name signs, advertisements, boards, notices, publications, buildings, wooden structures, displays, packaging, goods, machines, lighting, sun blinds, rolling shutters, aerials with appurtenances, flagpoles, making windows opaque, etc.

6.11.2.2 ‘Alterations’ and ‘additions’ also refer to the making of holes in the facades, floors and walls.

6.11.2.3 The lessee must obtain the prior written consent from the lessor to alter the layout or appearance of the leased property in whole or in part, unless they are alterations and additions that can be undone or removed at the end of the lease at negligible costs.

6.11.2.4 Unless the parties have agreed otherwise in writing, the lessor will not consent to alterations or additions that the lessee may wish to make, if they cannot be undone at the end of the lease without damage to the leased property or at negligible costs or if they are not necessary for effective use of the leased property or if the quiet enjoyment is not increased by them or if there are compelling reasons on the part of the lessor for not making them.

6.11.2.5 The lessor has the right to give instructions regarding alterations or additions required by the lessee, such as with regard to their execution, location, dimensions or choice of materials. The lessee must comply with the regulations of the competent authorities regarding the alterations or additions made by the lessee.

6.11.2.6 Alterations and additions made by the lessee do not form part of the leased property, regardless of whether or not they were made with the lessor’s consent.

6.11.2.7 Insofar as the parties have not agreed otherwise in writing, alterations or additions made by or on behalf of the lessee must have been undone by the lessee before the end of the lease.

6.11.2.8 Unless the parties have agreed otherwise in writing, the lessee waives rights and entitlements on account of unjust enrichment in connection with alterations or additions made by or on behalf of the lessee that have not been undone at the end of the lease.

6.11.2.9 Without the prior written consent from the lessor, the lessee may not enter or allow entrance of the service and system areas, the roof terraces, roofs, gutters and locations of the leased property or the building or the complex of which the leased property forms part that are not intended for general use, or garage vehicles in other places than those intended for garaging.

6.11.3 The lessee must comply with the regulations of the authorities and other competent bodies, as well as the oral and written instructions of the lessor, regarding the periods within which and the manner in which loading and unloading must occur.

6.11.4 The lessor will not have any liability with regard to the alterations, additions, etc., set out and referred to in Articles 6.11.2.1 and 6.11.2.2.

6.11.5 The lessee shall keep access to fire extinguishers, escape routes and emergency doors in the leased property open at all times.

6.11.6 If the leased property has a lift, roll way, escalator or automatic door mechanism or similar facility, or if the leased property is accessible through one or more of the aforementioned facilities or similar facilities, these facilities shall always be used at one’s own risk. All regulations given or to be given by or on behalf of the lessor, the relevant installers or the authorities must always be strictly complied with. If and as long as this is necessary, the lessor may put the aforementioned facilities out of operation, without the lessee being entitled to any compensation or reduction of the rent.

6.11.7 If items installed by the lessee (including advertisements or other signs) must be temporarily removed in connection with maintenance or repair work on the leased property or the building or the complex of which the leased property forms part, the costs of the removal, storage and renewed installation of the items will be at the expense and risk of the lessee, regardless of whether the lessor has consented to the installation of the items concerned.

Requests/consent.

6.12.1 If the lessor or the lessee require an amendment and/or addition to any provision of the lease after the signing of the lease, the lessor or the lessee must submit its request for such an amendment and/or addition in writing.

6.12.2 If and insofar as the lessor’s or lessee’s consent is required under any provision of this lease, this will only be deemed given if it has been given in writing.

6.12.3 Consent given by the lessor or the lessee applies only once and does not apply to other or subsequent cases. The lessor or the lessee will be entitled to attach conditions to their consent.

Penalty stipulation

7. If after receipt of a proper notice of default from the lessor, the lessee continues to fail to comply with the provisions of the lease and these general provisions, the lessee will forfeit to the lessor – provided that no specific penalty has been agreed – an immediately due and payable penalty of EUR 250 for each day that the lessee is in default. The foregoing does not prejudice the lessor’s right to claim full compensation if the damage incurred by it exceeds the penalty forfeited.

Sublease

8.1 Unless with the prior written consent from the lessor, the lessee may not lease or sublease all or part of the leased property to third parties, or transfer all or part of the lease rights to third parties, or contribute such rights to a partnership or legal entity.

8.2 If the lessee acts in violation of the aforementioned provision, the lessee will forfeit to the lessor, for each calendar day that the violation continues, an immediately due and payable penalty equal to twice the daily rent payable by the lessee at that time, without prejudice to the lessor’s right to claim specific performance, termination of the lease and/or compensation.

Rent adjustment

9.1 An adjustment of the rent pursuant to Article 4.5 of the lease shall be based on the change in the monthly price index figure according to the consumer price index (CPI) series all households (2000=100), published by Statistics Netherlands. The adjusted rent will be calculated according to the following formula: the adjusted rent is equal to the rent applicable on the adjustment date, multiplied by the index figure for the calendar month that is four calendar months before the calendar month in which the rent is adjusted, divided by the index figure for the calendar month that is sixteen months before the calendar month in which the rent is adjusted.

9.2 The rent will not be adjusted if rent indexation would lead to a rent below the last applicable rent. In that event, the last applicable rent remains unchanged until in a subsequent indexation, the index figure for the calendar month that is four calendar months before the calendar month in which the rent is adjusted exceeds the index figure for the calendar month that is four months before the calendar month in which the last rent adjustment was effected. The rent adjustment will then be based on the index figures for the calendar months referred to in the previous sentence.

9.3 The validity of a new indexed rent does not require that the lessee is given a separate advance notice of the indexation to be applied or applied.

9.4 If the CBS ceases publication of the aforementioned price index figure or changes the basis of its calculation, it will be replaced by an index figure that is as much as possible adjusted or similar to the preceding index figure. In the event of a difference of opinion, either party may request a decision from the director of the CBS, whose decision will be binding on the parties. The associated costs will be divided equally between the parties.

End of the lease or use

10.1.1 Unless otherwise agreed in writing, the lessee shall deliver the leased property to the lessor on termination of the lease or at the end of its use of the leased property in the state set out in the delivery report at the start of the lease, subject to normal wear and tear and obsolescence.

10.1.2 If no delivery report for the leased property was drawn up at the start of the lease, the lessee shall deliver the leased property to the lessor on termination of the lease or at the end of its use of the leased property in the state the lessor can expect from a well-maintained property of the type to which the lease pertains, without defects, unless the parties have agreed otherwise in writing and subject to normal wear and tear and obsolescence.

10.1.3 In the event of a dispute about the state of the leased property at the start of the lease, it will be assumed that the lessee has received the leased property in a good state and without defects.

10.1.4 The leased property shall also be delivered completely empty, free from use or rights of use, properly cleaned and with return of all keys, key cards etc. to the lessor. The lessee is obliged to remove at its own expense all items placed by it in, at or on the leased property or taken over by it from the previous lessee or user. The lessor will not owe any compensation for items not removed. Items not removed may be removed at the lessee’s expense. The provisions of Articles 6.11.2.6 and 6.11.2.7 apply.

10.2 If the lessee has not stopped using the leased property in a timely manner, the lessor will be entitled to gain access to the leased property and take possession of it at the lessee’s expense, without the lessee being entitled to compensation.

10.3 Any items apparently abandoned by the lessee, as it left them in the leased property when actually vacating it, may be removed by the lessor, at its own discretion and without incurring any liability, at the lessee’s expense. The lessor will be entitled to have these items immediately destroyed at the lessee’s expense, or take possession of these items and, if desired, sell them and keep the proceeds, all of this unless the lessor knows that the successor lessee has taken over the items. If the latter applies, the lessee will be obliged to draw up, in co-operation with the successor lessee, a description of all items taken over or to be taken over by the successor lessee. This description of items, initialled by the lessee and the successor lessee, must be provided to the lessor immediately after it has been drawn up.

10.4 Unless otherwise agreed in writing between the lessee and the lessor, the lessee will under no circumstances be entitled to leave items in the leased property after termination of the lease in expectation of the successor lessee’s response to the question of whether it wishes to take over such items. If the lessee does not comply with this provision, the lessor will be entitled to have the items concerned immediately destroyed at the lessee’s expense, or take possession of them and if desired sell them and keep the proceeds.

10.5 The leased property must be inspected by the parties jointly in a timely manner before the termination of the lease or the end of its use. The parties shall draw up a report of this inspection, in which they lay down their findings regarding the leased property’s state. The report shall also stipulate the repair work and overdue maintenance at the expense of the lessee that appeared necessary according to the inspection, which work shall be carried out at the lessee’s expense, as well as the manner in which this work must be carried out. The inspection of the leased property and the drawing up and signing of the inspection report will be done by the parties or their authorised representatives. The parties may not claim afterwards that those representatives were not authorised.

10.6 If, after having been given a proper opportunity to do so, the lessee fails to co operate within a reasonable period in the inspection and/or recording of the findings and agreements in the inspection report, the lessor will be entitled to conduct the inspection in the lessee’s absence and declare the binding on the parties. The lessor must immediately provide a copy of the report to the lessee.

10.7 The lessee is obliged to carry out the work to be done according to the inspection report to the lessor’s satisfaction, within the period set out in the report or agreed between the parties. If also after receipt of a notice of default the lessee continues to fail to fulfil all or part of its obligations under the report, the lessor will be entitled to carry out the work itself and recover the related costs from the lessee.

10.8 The lessee will owe the lessor an amount for the time involved in making the repairs, counting from the date of termination of the lease, which amount will be calculated according to the last applicable rent and fee for additional supplies and services, without prejudice to the lessor’s right to claim compensation for further damage and costs.

Damage and liability

11.1 The lessee shall take appropriate measures in a timely manner to avoid and limit damage to the leased property, such as damage resulting from short circuits, fire, leakage, storms, frost or other weather conditions, and the inflow or outflow of gases or liquids. The lessee must immediately inform the lessor if such damage or an event as referred to in Article 11.6 occurs or threatens to occur.

11.2 If the lessee has the opportunity to do so, the foregoing also applies with regard to the building or the complex of which the leased property forms part.

11.3 The lessee will be liable towards the lessor for all damage or loss to the leased property, unless the lessee can prove that it, or the persons admitted to the leased property by it, or its employees and persons for which it is liable, are not to blame in this regard, or that the lessee is not guilty of negligence in this regard, such without prejudice to the provisions of Articles 13.1, 13.4 and 13.5 regarding the lessee’s obligations with regard to maintenance, repairs and improvements.

11.4 The lessee shall indemnify the lessor against penalties imposed on the lessor as a result of actions or omissions on the part of the lessee.

11.5 The lessor will not be liable for the consequences of defects of which it was not aware or should not have been aware at the time the lease was entered into.

11.6 The lessor will not be liable for injury caused to persons or damage caused to goods of the lessee, and the lessee will not be entitled to a rent reduction, set-off or suspension of payment obligations, or termination of the lease, if the quiet enjoyment of the leased property is diminished as a result of defects, including defects resulting from visible and non-visible defects in the leased property or the building or the complex of which the leased property forms part, weather conditions, interruption of the accessibility of the leased property, vacant space elsewhere, delays in the supply of gas, water, electricity, heat, ventilation or air conditioning, breakdowns of systems or equipment, the inflow or outflow of gases or fluids, fire, explosions or shortcomings in supplies and services. The lessor will also not be liable for injury caused to persons or damage caused to goods of third parties present in the leased property, and the lessee shall indemnify the lessor against third-party claims in this regard.

11.7 The lessee will be liable for damage resulting from alterations and additions made by or on behalf of it. The lessee shall indemnify the lessor against third-party claims for damage caused by alterations and facilities made by the Lessee.

11.8 The lessor will not be liable for the loss of profit by or damage to the lessee resulting from the activities of other lessees or interference with the use of the leased property by third parties, or for defects resulting from the lessee’s failure to fulfil its maintenance obligation.

11.9 The provisions of Articles 11.6 and 11.8 regarding loss of profit do not apply in the event of damage resulting from gross negligence or a serious default on the part of the lessor with regard to the state of the leased property or the building or the complex of which the leased property forms part. Nor will the provisions of Articles 11.6 and 11.8 apply to loss of profit if such loss is due to a defect in the leased property of which the lessor was aware or should have been aware when the lease was entered into, unless the lessee was also aware or could have been aware of the defect through the inspection set out in Article 4, in which case the parties will not regard the defect as a defect.

Bank guarantee

12.1 As security for the proper fulfilment of its obligations under the lease the lessee shall provide the lessor with a bank guarantee on signing the lease, in accordance with the model designated by the lessor and in the amount stated in the lease, which amount is related to the lessee’s payment obligations towards the lessor. This bank guarantee also applies to renewals of the lease, including amendments thereof, and must remain in effect for a period of at least six months after the date on which the leased property was actually vacated and the lease was terminated. In addition, the bank guarantee must apply to the lessor’s legal successors.

12.2 The lessee will not be entitled to any setoff of amounts against the bank guarantee.

12.3 If the bank guarantee is invoked, the lessee shall at the lessor’s request arrange for a new bank guarantee for the entire amount, which must comply with the provisions of Articles 12.1 and 12.4.

12.4 After an upward adjustment of the rent or the fee for supplies and services or the advance thereon or the applicable turnover tax, the lessee must at the lessor’s request immediately provide it with a new bank guarantee up to the amount adjusted for the new payment obligation.

12.5 Before the start of a new lease period under a renewal of the lease, the lessee must at the lessor’s request arrange for a new bank guarantee up to the amount adjusted for the new payment obligation.

12.6 If the lessee fails to fulfil the obligations set out in this article, the lessee will for each breach forfeit an immediately due and payable penalty to the lessor of EUR 250 per calendar day that the lessee remains in default after receiving a notice of default by registered letter.

Maintenance, repairs and improvements, inspections and surveys

13.1 The lessor shall pay the costs of the maintenance, repair and improvement work on the leased property set out in Article 13.3 below. The lessee will pay the costs of the other maintenance, repair and improvement work on the leased property, including the costs of inspections and surveys. If the leased property is part of a building or complex, the above also applies to the costs of the aforementioned work on the building or complex of which the leased property forms part, such as work on the common systems, spaces and other common facilities.

13.2 Unless the parties have agreed otherwise, the work referred to in Articles 13.3 and 13.4 will be carried out by or at the order of the party at whose expense it is. The parties must carry out the aforementioned work in a timely manner.

13.3 The lessor will bear the costs of:

a. maintenance, repair and improvement of the structural elements of the leased property, such as foundations, columns, beams, structural floors, roofs, roof terraces, supporting walls, exterior walls;

b. maintenance, repair and improvement of the stairways, steps, sewers, gutters and exterior windows/door frames belonging to the leased property. The provisions of Article 13.4(k) also apply in full to the sewers;

c. replacement of parts and improvement of the systems belonging to the leased property;

d. exterior paintwork.

The work referred to under (a) up to and including (d) will be paid by the lessor, unless the work must be deemed minor repairs, including minor and day-to-day maintenance within the meaning of the law or work on items not placed in, on or at the leased property by or on behalf of the lessor.

13.4 For the sake of clarity, or contrary or supplementary to the provisions of Article 13.1, the following work shall be paid by the lessee:

a. exterior maintenance if and insofar as it is work that must be deemed minor repairs, including minor and day-to-day maintenance within the meaning of the law, as well as interior maintenance that is maintenance as referred to in Article 13.3, all of this without prejudice to the other provisions of this article;

b. maintenance, repair and improvement of hinges and locks, glazing and glass doors, plate-glass windows, windowpanes and other windows;

c. maintenance and repair of roller shutters, Venetian blinds, canopies and other sunblinds;

d. maintenance, repair and improvement of switches, sockets, telephone systems, lamps, lighting (including fittings), batteries, floor coverings, soft furnishings, carpeting and curtains, interior paintwork, sinks, kitchen facilities and sanitary facilities;

e. maintenance, repair and improvement of cables/pipes and taps for gas, water and electricity, and fire, burglary and theft prevention devices with accessories;

f. maintenance, repair and improvement of boundaries, garden and grounds, including the paving;

g. periodic and corrective maintenance, as well as periodic surveys and remote management of the technical systems belonging to the leased property, including improvement of minor parts. This work may only be carried out by companies that have been approved by the lessor;

h. (periodic and non-recurring) surveys and inspections, whether or not required by the government or otherwise deemed reasonably necessary for the purpose of the soundness and safety or to check the proper functioning of (technical and other) systems that belong to the leased property or its immovable appurtenances; the aforementioned surveys and inspections shall be conducted at the order of the lessor; the provisions of Articles 16.3 up to and including 16.8 apply as much as possible to the associated costs;

i. maintenance, repair and improvement of items that have been or will be installed by or on behalf of the lessee, whether or not on the basis of a provisional sum made available to the lessee by the lessor;

j. the care for cleaning the interior and exterior of the leased property, and keeping it clean, including the cleaning of the leased property’s windows, roller shutters, Venetian blinds, canopies and other sunblinds, frames/windows and facades, and the removal of graffiti on the leased property;

k. the care for emptying grease traps, the cleaning and unclogging of drains, gutters and all drainpipes/sewers up to the leased property’s municipal main sewer system, the sweeping of chimneys and the cleaning of ventilating ducts.

13.5 The lessee shall pay for maintenance, repair and improvement of alterations and additions made by or on behalf of the lessee.

13.6 If, after receiving a demand, the lessee continues to fail to carry out maintenance, repair or improvement work for which it is responsible - or if in the lessor’s opinion such work has been carried out improperly or poorly -, the lessor will be entitled to carry out the maintenance, repair or improvement work deemed necessary by it at the lessee’s expense.

If the work to be paid by the lessee cannot be delayed, the lessor will be entitled to carry out this work immediately at the lessee’s expense.

13.7 The lessor will consult with the lessee in advance on the manner in which maintenance, repair or improvement work to be carried out by it will be carried out, taking the lessee’s interests as much as possible into account. If the lessee requires that the work is carried out outside the normal working hours, the extra costs thereof shall be paid by the lessee.

13.8 The lessee will be responsible for the proper and competent use of the technical systems in the leased property. The lessee will also be responsible for the maintenance carried out on the systems by itself or at its order. The fact that the maintenance has been carried out by a company approved by the lessor will not discharge the lessee from this liability.

13.9 The lessee shall immediately inform the lessor in writing of any defects in the leased property. In its notice, the lessee shall give the lessor a reasonable period to start remedying the defect for which the lessor is responsible, i.e. at least six weeks, except in the event of an emergency.

13.10 If the lessee and the lessor have agreed that maintenance, repair and improvement work in, on or at the leased property or the building or the complex of which the leased property forms part for which the lessee is responsible, as set out in Articles 13.1, 13.4 and 13.5, will not be carried out at the order of the lessee, but at the order of the lessor, the lessor will pass the costs thereof on to the lessee. In a number of cases, the lessor will enter into maintenance contracts for this purpose.

Adjustments by or on behalf of the lessor

14.1 The lessor may carry out work and conduct inspections on, at or in the leased property or the building or the complex of which the leased property forms part or on adjacent premises for the purpose of maintenance, repairs and improvements. This includes the placing of additional facilities, the making of alterations or the carrying out of work that is necessary in connection with environmental or other requirements or measures from the government, utility companies or other competent bodies.

14.2 If the lessor wishes to renovate the leased property, it shall submit a renovation proposal to the lessee. A renovation proposal of the lessor will be deemed reasonable if at least 51% of the lessees whose leased properties are affected by the renovation have consented to it and these lessees jointly lease at least 70% of the total number of square metres of lettable floor area, including vacant spaces, of the building or the complex of which the leased property forms part and that is affected by the renovation. For the purpose of calculating these percentages, the lessor will be deemed to be the lessee of the non-leased number of square metres of lettable floor area.

14.3 ‘Renovation’ means (partial) demolition, alternative new construction and additions and alterations to the leased property or the building or the complex of which the leased property forms part.

14.4 The provisions of Article 7:220, paragraphs 1, 2 and 3, of the Dutch Civil Code do not apply. Renovation and maintenance work on the leased property or the building or the complex of which the leased property forms part will not constitute defects for the lessee. The lessee shall tolerate maintenance work on and renovation of the leased property or the building or the complex of which the leased property forms part and enable the lessor to carry out such work, without being entitled to reduction of the rent or any other payment obligation, or full or partial termination of the lease and/or compensation.

14.5 The lessor may make alterations to the shape and layout of, and relocate or eliminate, the parts of the leased property in respect of which the lessee does not have an exclusive right of use, such as common areas, lifts, stairways, escalators, corridors, entrances and/or other immovable appurtenances.

Access by the lessor

15.1 If the lessor wishes to have the leased property valued or carry out work in, on or at the leased property, the lessee will be obliged to give access to the lessor or the party presenting itself to the lessee for such purposes, and enable the lessor or such person to carry out the work deemed necessary.

15.2 To carry out the work set out in the first paragraph, the lessor and/or the person designated by it will be entitled to enter the leased property, after consultation with the lessee, between 7.00 a.m. and 5.30 p.m. on working days.

In case of an emergency, the lessor will be entitled to enter the leased property without prior consultation and, if necessary, outside the hours set out above.

15.3 In the event of an intended lease, sale or auction of the leased property, and during a period of one year before the end of the lease, the lessee must - after prior notice from the lessor or the person designated by it - allow inspection of the leased property on at least two working days per week, without being entitled to any consideration. The lessee shall tolerate that the normal ‘to let’ or ‘for sale’ signs or posters are placed at or near the leased property.

Costs of supplies and services

16.1 In addition to the rent, the lessee shall pay the costs of delivery, transport, measurement and consumption of water and electricity for the leased property, including the costs of entering into the relevant agreements and meter charges, as well as any other costs and penalties charged by the utility companies. The lessee itself must enter into supply agreements with the relevant bodies, unless the leased property does not have any separate connections and/or the lessor arranges for this as part of the agreed supplies and services.

16.2 If no additional supplies or services have been agreed between the parties, the lessee shall arrange for them at its own expense and risk and to the lessor’s satisfaction. The lessee shall in that event enter into service contracts regarding the systems that belong to the leased property itself, subject to the prior consent of the lessor.

16.3 If the parties have agreed that additional supplies and services will be provided by or on behalf of the lessor, the lessor will determine the fee payable by the lessee therefor on the basis of the costs incurred for the supplies and services and the related administrative work. Insofar as the leased property is part of a building or complex, and the supplies and services also pertain to other parts of the building or complex, the lessor will determine the lessee’s reasonable share of the costs of those supplies and services. The lessor need not take into account the circumstance that the lessee does not use one or more of the supplies or services. If one or more parts of the building or complex is not in use, the lessor will ensure, when determining the lessee’s share, that this share is not higher than it would have been if the entire building or complex was in use.

16.4 The lessor shall annually provide the lessee with an itemised summary of the costs of the supplies and services, stating the manner in which they have been calculated and, insofar as applicable, the lessee’s share of those costs.

16.5 After termination of the lease, the lessor shall provide a summary for the period for which it has not yet provided one. This final summary will be provided after the lapse of no more than 14 months from the date on which the preceding summary was provided. Neither the lessor nor the lessee will claim a set-off before the final summary has been made.

16.6 If the summary for the relevant period shows, taking advance payments into account, that the lessee has paid too little or that the lessor has received too much, the appropriate amount shall be paid or refunded within one month after the summary was provided. Challenging the accuracy of the summary will not lead to suspension of the payment obligation.

16.7 After consultation with the lessee, the lessor will be entitled to change the type and scope of the supplies and services or discontinue them.

16.8 The lessor will be entitled to adjust the advance on the fee for supplies and services payable by the lessee to the costs expected by it during the term, for example in the situation set out in Article 16.7.

16.9 If the supply of gas, electricity, heat and/or (hot) water forms part of the supplies and services to be provided by the lessor, the lessor may, after consultation with the lessee, adjust the method for determining the consumption and the related lessee’s share of the costs of the consumption.

16.10 If the consumption of gas, electricity, heat and/or (hot) water is determined by means of consumption meters, and a dispute arises regarding the lessee’s share of the costs of the consumption because the meters did not function (properly), the lessee’s share will be determined by a company consulted by the lessor which is specialised in measuring and determining the consumption of gas, electricity, heat and/or (hot) water. This also applies in the event of damage, destruction or fraud with regard to the meters, without prejudice to any other rights the lessor may have against the lessee in that event, such as the right to repair or renovation of the meters and compensation for the damage suffered.

16.11 Except in the event of gross negligence or serious default on the part of the lessor, the lessor will not be liable for any damage resulting from the non-functioning or improper delivery of the aforementioned facilities and services. Nor will the lessee be entitled to a rent reduction and/or a set-off against any other payment obligation in that event.

Costs, default

17.1 In all cases in which the lessor has a demand, notice of default or writ issued to the lessee, or in the event of proceedings against the lessee to compel it to specific performance of the lease or vacation of the leased property, the lessee must compensate the lessor for all costs incurred therefor, both in and out of court, with the exception of the legal costs to be paid by the lessor pursuant to a final judicial decision. The parties set the costs incurred in advance at an amount that is not below the normal rate charged by court bailiffs.

17.2 The lessee will be in default through the mere lapse of a certain term.

Payments

18.1 The rent and any other amounts payable under this lease must be paid no later than on the due date in a legal Dutch tender - without suspension, reduction, deduction or set-off against a claim the lessee has or believes to have against the lessor – by deposit or transfer to an account to be designated by the lessor. This will not prejudice the lessee’s right to remedy defects itself and deduct the reasonable costs thereof from the rent if the lessor has failed to remedy them. The lessor will be free to change the location or manner of payment by written notice to the lessee. The lessor will be entitled to determine to which outstanding claim under the lease a payment received by it from the lessee will be applied, unless the lessee expressly indicates otherwise with the payment. If the latter applies, the provisions of Article 6:50 of the Dutch Civil Code will not apply.

18.2 Whenever an amount payable by the lessee under the lease has not been paid promptly on the due date, the lessee will automatically forfeit to the lessor an immediately due and payable penalty of 2% of the amount payable per calendar month for each calendar month since the due date, in which context a month already started counts as a full month, and with a minimum of EUR 300 per month.

Taxes, charges, levies, premiums

Turnover tax

19.1 If it has been agreed that the rent is subject to turnover tax, the lessee and lessor hereby expressly state that the rent has been determined on the basis of the assumption that the lessee would permanently use the leased property (or have it used), at least for the minimum percentage set or to be set by law, for activities entitling to deduction of turnover tax, such that the parties can opt for lease subject to turnover tax.

19.2 The lessee and the lessor make use of the possibility under Announcement 45, decree of 24 March 1999, no. VB 99/571, to waive the joint filing of an option request for lease subject to turnover tax and confine themselves to a statement to be completed and signed by the lessee, which statement will form an integral part of the present lease.

19.3. a If the lessee does not or no longer use the leased property (or does not or no longer have it used) for activities entitling to deduction of turnover tax and as a result thereof the exception to the exemption from payment of turnover tax on the rent is terminated, the lessee will no longer owe turnover tax on the rent to the lessor or its legal successor(s), but the lessee will then with effect from the date on which such termination came into effect owe the lessor or its legal successor(s) such a separate payment in addition to the rent and instead of the turnover tax, that the latter is fully compensated for:

I	The turnover tax on the operating costs of the leased property or investments therein that the lessor or its legal successor(s) can no longer deduct due to the termination of the option.

II	The turnover tax that the lessor or its legal successor(s) will be payable to the tax authorities due to the termination of the option, pursuant to a recalculation within the meaning of Article 15, paragraph 4, of the 1968 Dutch Turnover Tax act or a review within the meaning of Articles 11 up to and including 13 of the 1968 Turnover Tax Implementation Decree.

III	Any other damage that the lessor or its legal successor(s) suffer due to the termination of the option.

19.3. b The financial loss to be suffered by the lessor or its legal successor(s) due to the termination of the option shall always be paid by the lessee to the lessor or its legal successor(s) simultaneously with the periodic rent payments and, except for the damage referred to in Article 19.3.a(I), shall be equally distributed over the remaining term of the current lease period, if possible by means of an annuity, but will become immediately and fully due and payable by the lessee as a lump sum in the event that the lease is terminated early for any reason.

19.4 The provisions of Article 19.3a(II) will not apply if at the time this lease is entered into the adjustment period for deduction of the input tax with respect to the leased property has expired.

19.5 If the situation referred to in Article 19.3.a occurs, the lessor or its legal successor(s) shall inform the lessee of the amounts to be paid by the lessor or its legal successor(s) to the tax authorities and give insight into the other damage referred to in Article 19.a(III). The lessor or its legal successor(s) shall co-operate if the lessee wishes to have the statement from the lessor or its legal successor(s) audited by an independent registered accountant. The costs thereof shall be borne by the lessee.

19.6 In the event that the requirement of use of the leased property for purposes as set out in Article 19.1 has not been fulfilled in any financial year, the lessee shall inform the lessor or its legal successor(s) thereof by means of a signed statement within four weeks after the end of the financial year. Within the same period, the lessee shall send a copy of its statement to the turnover tax inspector.

19.7 If the lessee fails to fulfil the notice obligation referred to in Article 19.6 and/or fails to fulfil the obligation to use the leased property as referred to in Article 19.9, or it subsequently turns out that the lessee started from the wrong assumption, so that it appears afterwards that the lessor or its legal successor(s) have wrongly charged turnover tax on the rent, the lessee will be in default and the lessor or its legal successor(s) will be entitled to recover the resulting financial loss from the lessee. This loss consists of the entire turnover tax still payable by the lessor or its legal successor(s) to the tax authorities plus interest, increases and other costs and damage. The provisions of this paragraph provide for a compensation scheme in the event that the option should be terminated with retroactive effect, such in addition to the scheme set out in Article 19.3. The additional damage arising for the lessor or its legal successor(s) from such retroactive application will be immediately and fully due and payable by the lessee as a lump sum. The lessor or its legal successor(s) will cooperate if the lessee wishes to have the statement from the lessor or its legal successor(s) audited by an independent registered accountant. The costs thereof shall be borne by the lessee.

19.8 The provisions of Articles 19.3.a, 19.3.b, 19.5 and 19.7 will also apply if the lessor or its legal successor(s) are not confronted with the damage as a result of the termination of the option applicable to the parties until after the lease has been terminated, early or otherwise. The damage can in that event immediately be claimed by the lessor or its legal successor(s), in full and as a lump sum.

19.9 Without prejudice to the other relevant provisions of this lease, the lessee shall in any event use or have used the leased property before the end of the financial year that follows the financial year in which the lessee began leasing the leased property, under application of the option right.

Other taxes, charges, levies, premiums, etc

20.2.1 The following shall be paid by the lessee, also if the lessor receives the relevant assessments:

a.	property taxes in respect of the actual use of the leased property or the actual co-use of service areas, general spaces and so-called common spaces;

b.	environmental levies, including the surface water pollution levy, the waste water purification costs contribution and any other contribution for environmental protection purposes;

c.	betterment levies or related taxes or levies, in their entirety or a proportional part thereof, if and insofar as the lessee benefits from what the assessment or levy arises from;

d.	sewerage charges;

e.	other existing or future taxes, including taxes levied for facilities in public areas, such as flag and advertising taxes, municipal taxes on encroachments on or above public land, and charges, levies and dues:

•	regarding the actual use of the leased property;

•	regarding the lessee’s goods;

•	all or part of which would not have been levied or imposed if the lessee had not been given use of the leased property.

20.2.2 If charges, fees or taxes payable by the lessee are collected from the lessor, the lessee must pay them to the lessor on request.

20.2.3 If in connection with the nature or conduct of the profession or business of the lessee a higher fire insurance premium for structures or fittings and goods in the leased property or the building or the complex of which the leased property forms part is charged to the lessor or the other lessees of the building or complex than normal, the lessee shall compensate the lessor or the relevant other lessees for the amount above the normal premium. The lessor and the other lessees will be free in their choice of insurance company, the determination of the insured value and the assessment of the reasonableness of the premium to be paid.

‘Normal premium’ means the premium that the lessor or the lessee can stipulate from a reputed insurer for insurance of the leased property or the fixtures and fittings and goods therein against the risk of fire at the time immediately before the lease is entered into, without taking into account the nature of the business or profession to be conducted by the lessee in the leased property, as well as - during the term of the lease - any adjustment of this premium that is not due to a change in the nature or scope of the insured risk.

Several liability

21.1 If different natural persons or legal entities have committed themselves as lessee, they will always be jointly and severally liable and each of them will be fully liable towards the lessor for all the obligations arising from the lease. A suspension of a payment or a discharge granted by the lessor to one of the lessees, or an offer to that effect, will only concern that lessee.

21.2 The joint and several liability also applies to obligations under the lease, also with regard to the lessee’s heirs and legal successors.

Late availability

22.1 If the leased property is not available on the agreed start date of the lease because the leased property has not been completed on time, the preceding user has not vacated the leased property on time or the lessor has not yet obtained the government licences/permits to be arranged for by it, the lessee will not owe any rent or fees for additional supplies and services until the date on which the leased property is made available to it, and its other obligations and the agreed periods will be postponed accordingly. The rent indexation date remains unchanged.

22.2 The lessor will not be liable for any damage arising from the delay for the lessee, unless it is guilty of gross negligence or serious default.

22.3 The lessee cannot claim termination on account of the late delivery, unless it is due to gross negligence or serious default on the part of the lessor and the delay is such that the lessee cannot reasonably be expected to accept the lease unchanged.

Data Protection Act

23 If the lessee is a natural person, the lessee shall, when entering into the lease, by signing it give the lessor and the manager permission to include his or her personal data in a file or process them.

Address for service

24.1 From the start date of the lease, all notices from the lessor to the lessee in connection with the performance of this lease will be sent to the address of the leased property.

24.2 The lessee hereby undertakes to inform the lessor immediately in writing if it no longer actually conducts its business in the leased property, stating a new address for service.

24.3 If the lessee leaves the leased property without stating a new address for service to the lessor, the address of the leased property will be deemed to be the lessee’s address for service.

Complaints

25 The lessee shall submit any complaints and wishes in writing. In urgent situations, this may be done orally. The lessee must then as soon as possible confirm the complaint or wish in writing.

Manager

26 If a manager has been or will be appointed by the lessor, the lessee shall consult with the manager on all matters relating to the lease.

Final provision

27 If a part of the lease or these general provisions is invalid or voidable, this will not affect the validity of the remaining part of the lease or these general provisions.

In accordance with the provisions of Article 3:42 of the Dutch Civil Code, the invalid or void part is then replaced by what the parties would have agreed if they had been aware of the invalidity or voidability.

The leased property: ground floor

The leased property: fist floor

MEMORANDUM

Date: 13 June 2001

Re:	Alterations to the rented area

By:	MvdA - IX-NL

Introduction

This memo is to summarize the alterations Interxion is planning to the Tupolevlaan building at Schiphol-Rijk.

Interxion is Europe’s leading provider of datacenter services to the corporate market.

The datacenters are constructed according to a standard, covered in the Interxion DER (Design and Engineering Requirement). Though the DER is a company confidential document, please find at the end of this memo an excerpt from the DER, to give you an idea of the document. We invite you to have a ‘scan through’ of the DER document at our offices.

Box in a box

A new building will be constructed on the inside of the rented area. Walls will be installed to create aisles and seperated technical and customer areas. An (indicative) floorplan is attached to show the suggested layout. A raised computer floor will be installed in both the aisles and all the areas.

As the buildout is fully self supporting, it’s indicated as a ‘box in a box’. Two pictures of the existing datacenter at Cessnalaan - Schiphol-Rijk are attached for some visual support.

A fence will be installed at the front and back of the building up till the waterline.

A statement of no objection from landlord in advance regarding the ‘box in a box’ and fence is required.

No structural changes are made to the building other than the two explicitely mentioned in the paragraph below.

Required changes to the basic structure of the rented area

1. Chillers. Interxion prefers the installation of chiller units at mainlevel, before the dock levelers. However issues regarding permits must be anticipated. Therefore the alternative of installing chillers on the roof is under investigation. As current roofload doesn’t suffice, additional steel columns and bars are to be installed by Interxion. A statement of no objection from landlord in advance is required.

2. Docklevelers. With reference to the floorplan, Interxion wishes to install powergenerators (backup use only, no permanent use) immediately in front of the dock levelers, under the extended roof. It’s expected that we need to cover the immediate view on the generators, therefore approval is needed to extend the walls in front of the main dock levelers, on both sides of the building. A statement of no objection from landlord in advance is required.

2 General Guidelines

2.1 Deviation from the DER

Contractors shall inform the Interxion Director of Engineering of any deviation from the requirements of the DER, which is considered necessary in order to comply with national and/or local regulations.

Such deviations from the DER shall require approval by the Interxion HQ Director of Engineering prior to implementation.

2.2 Local Codes and Regulations

The following codes and regulations shall be applicable to all international sites to be built for Interxion:

•	All regulations, by-laws, decrees and directives of the European Community, State, Province, Municipality, Water Board, etc. which apply to or affect the work.

•	The Standard sheets relating to the work as published by the local Standardisation Institute(s) in the versions that are current one month before the date at which the contracts are placed.

•	The applicable site and safety regulations applying on sites and in buildings of the Landlord as supplied by the Landlord.

In case of contradicting requirements Contractor shall comply with the more stringent requirement.

Deviations from the DER as a result from the Local Codes and Regulations is subject to section 2.1 Deviations from the DER.

2.3 Documentation

•	All documentation shall be written in the English language.

•	All drawings will be shown with dimensions given in millimeters.

•	All titles and legends shall be in English.

•	All Operation, Maintenance and Design manuals shall be written in English.

•	All drawings shall be drawn in AutoCad and where possible be limited to size A3.

2.4 Materials

•	All applied components shall of a quality that is compliant with the requirements of a high availability data centre.

•	Electrical and electronic equipment applied within the data centre shall comply with the RoHs (Restriction of Hazardous substances) Directive issued by the European Community.

•	Materials used within the datacenter shall not contain PVC.

•	Electroplated galvanized steel shall not be allowed for use within the date centre unless epoxy painted, to avoid zinc whisker formation.

•	Cadmium plated parts shall not be used within the datacentre.

2.5 Access control

The construction contractor shall implement an access control system to ensure only authorized persons can enter the construction site.

3 General Technical Features

3.1 Data Centre Layout

The following figures illustrate the Physical Spaces in the Interxion buildings.

Dual-entry fibre

Power Inlets

Transformer

Generator

Battery Room

Delivery Area

Equipment Housing Area

Reception

Office & Workspace

Figure 3-1 Physical Spaces In Interxion Data Centres

List of works. Tupolevlaan 101

9th July 2007

Please find below the (not limited) list of works regarding the build out of the datacenter at the Tupolevlaan 101.

Civil:

•	Partitioning walls

•	Water tide sealing

•	Raised floor

•	Light

•	Fire detection system

•	Fire suppression

•	Water detection system

•	Doors

•	Grid connections

•	Fiber connections

•	Reception area, waiting room flex desks

Mechanical:

•	Chiller units (cooling - outside)

•	Pipe and pump systems (chilled water)

•	CRAC (Computer Room A/C) units

Electrical:

•	Transformer station

•	Main electrical infrastructure (switchboard and sub boards)

•	UPS (Uninterruptible Power Supply) systems

•	Diesel generators

•	Customer server racks containing computer hardware

Other:

•	Security system (moving detectors, CCTV, electrical and mechanical mantraps, etc)

•	Data cabling for monitoring

Right of first refusal: 1st floor

Interxion - Tupolevlaan

report on assessment of the construction options for placing coolers on the roof

05.07.07

architecten bna

PO Box 619

2130 AP Hoofddorp

office:	Hoofdweg 850
2132 MC Hoofddorp

PROJECT:	Interxion -Tupolevlaan
SECTION:	report on preliminary discussion with the Municipality of
Haarlemmermeer
DATE:	08.06.07
DOCUMENT:	ONX/data/interxion/documenten/divers/01.not
haarlemmermeer.doc

preliminary discussion on Interxion’s establishment at Tupolevlaan 101-119 location:

Municipality of Haarlemmermeer / Hoofddorp - location Meerlanden

07.06.07

15.00 pm – 15.30 pm

present:

Mr H.N. van Veen	Municipality of Haarlemmermeer
Ms C.J.M. Bakhuijsen-Minck	Municipality of Haarlemmermeer
Mr M.J. Kreus M.J. van Keulen	ONX architecten
Mr R.V. Thani	ONX architecten

introduction

In response to the wish of the company Interxion to establish itself at Tupolevlaan 109-119, Schiphol-Rijk, there has been a preliminary discussion with the above contact persons of the Municipality of Haarlemmermeer. During this discussion, the following points were noted as relevant to the decision-making on the establishment. For each point, the starting points for the remainder of the procedure are described.

1. Ties to the airport

Interxion is currently located at Cessnalaan 1 in Schiphol-Rijk and will move to Tupolevlaan 101-119 in Schiphol-Rijk.

Mr van Veen has concluded that this concerns a re-establishment within the Schiphol-Rijk area with an unchanged function in an existing building, that therefore no reassessment/application for airport ties is necessary.

2. Cooling units

The placing of cooling units on the roof of the industrial property is possible, provided that the total height including the building remains within the zoning plan requirement of 25m. The placement of cooling units is subject to a permit and must also be assessed by the building aesthetics committee of the municipality.

The cooling units must be shielded from view from street level, reasonable aesthetic demands must be met. Also for that reason, placement at ground level not desirable.

3. Fencing

The placing of fencing, height 2m, on the lot boundary is possible.

The placement of fencing is subject to a permit and must also be assessed by the municipal aesthetics committee.

The fencing must meet reasonable aesthetic demands.

4. Parking standards

No parking places shall be removed from the site. Changes are allowed if the current number of parking spaces is maintained.

Parking standards:
Offices:	1 parking space per 35m2 GFA
Business premises:	1 parking space per 80m2 GFA

5. general

Any generators, batteries, etc., must be placed indoors.

PROJECT:	Interxion -Tupolevlaan
SECTION:	overview of constructional work on the placing of coolers on
the roof DATE:	5 July 2007
DOCUMENT:	ONX/data/interxion/documenten/divers/03.kostenraming.doc

Phase 1: placing steel construction with modular size 15 x 12.5 m plus all structural and system engineering work after the placing/connectig of the cooling units.

This placement is based on a number of assumptions, no rights may therefore be derived from this placement.

part	description	explanation

Demolition	Roof openings for placing columns	10 openings of 400x400mm

Steel construction	Placing columns in the hall (interior finishing)	Existing columns in a grid

Placing inserts on the columns and beams on the roof (galvanized)

Placing Dejo grilles 37.5 m2

Roof	Covering roof openings	Roofing supplier conformity declaration

Making good insulation

Realizing upstands around the roof openings

	Making good roof covering	Lead flashing as existing satellite platform

Fire prevention	Fire resistant cladding bearing construction roof systems in the hall

Structural	Making good and finishing column bases

Safety features	Leash construction Concrete slabs and leash eye and steel cable	For safe access to the systems

Marking line painted on the roof

roof access	Based on existing roof access

FAX MESSAGE

TO	: O.N.X. Architecten
ATTN.	: M.J. van Keulen / R. Thani
FAX NUMBER	: 023 5366903
NUMBER OF PAGES	: 3
DATE	: 28.06.07
SENDER	: J. Burggraaf
SUBJECT	: Interxion - Tupolevlaan
PROJECT NUMBER	: 07050

Dear Mr Van Keulen,

Please find enclosed our construction proposal as discussed with you this morning.

We have again checked our whole calculation regarding this placement.

It showed that the piles (= field piles) below the new columns to be placed, HE 180A, exceed the allowable pile load by 6%. Exceeding by 4% is still acceptable.

This means that an expansion of the grid surface in the drawn situation is not feasible.

This obviously also applies to any screens placed around the cooling units.

We have meanwhile requested a price for the drawn situation.

I trust to have provided you with sufficient information,

Yours sincerely,

Bouwadviesbureau van derVen BV

on its behalf: J. Burggraaf

Layout steel construction on the roof

(Best) extend HE 240A on the roof

Cross-section new construction

Cooling Unit

existing roof

existing roofbeam

DEJO grilles

shields v/a

existing roof beam

FAX MESSAGE

TO	: O.N.X. Architecten
ATTN.	: Mr R. Thani
FAX NUMBER	: 023 5367160
NUMBER OF PAGES	: 3
DATE	: 15.06.07
SENDER	: J. Burggraaf
SUBJECT	: Interxion - Tupolevlaan
PROJECT NUMBER	: 07050

Dear Mr Thani, Dear Rick,

Please find enclosed our proposal for the construction of cooler units on the roof of the hall.

Your proposal to make a construction on the roof only and use the existing columns is not feasible, because the pile load below the columns would become too high.

One element of the solution proposed by us deserves special attention, the boxes must be next to each other, again in connection with the pile loads (see sketch below).

Free box	Cooling units max. 4 units
Cooling units	Free box
max. 4 units/box	Cooling units max. 4 units
Arrangement A	Arrangement B

I trust to have provided you with sufficient information,

Yours sincerely,

Bouwadviesbureau van der Ven BV

on its behalf: Jan Burggraaf

Layout steel construction on the roof

HE 240A (best)

Cross-section new construction

FAX MESSAGE

to	: Bouwadviesbureau van der Ven
attn.	: Mr J. Burggraaf
date	: 20.06.07
fax number	: 0180 415058
number of pages	: 15, including cover sheet
sender	: Rick Thani
project:	: Interxion - Tupolevlaan
notes	: re: position cooler units

Dear Mr Burggraaf, dear Jan,

Following our discussion with the client, I note the following points:

1.	the construction proposal of 15 June of this year will serve as the starting point for further elaboration

2.	the cooling units will be placed between axis D and H + axis 3 and 4 (4 grid boxes)

3.	a ‘facade shield’ of press grilles will be placed around and above the cooling unit

4.	a work floor of press grille will be placed around the cooling unit

5.	from the roof hatch to the cooling units, taking into account the concrete slabs with linking point as leash facility

6.	the cost indication for the main steel construction for the placing of the cooling units must include a number of provisional sums for the following items

•	front/roof shield press grilles

•	work floor press grilles

•	steel press grille staircase for access to the work floor

•	secondary steel construction for press grille parts

•	leash facilities

7.	when preparing the total cost indication, please indicate the initial investment for one box, plus expansion in three steps for the other boxes.

I trust to have provided you with sufficient information,

yours sincerely,

/s/ Rick Thani

Rick Thani

FAX MESSAGE

to	: Bouwadviesbureau van der Ven BV
attn.	: Mr. J. Burggraaf
date	: 04.06.07
fax number	: 0180 415058
number of pages	: 4, including cover sheet
sender	: Rick Thani
project	: Interxion - Tupolevlaan
notes	: re: position cooling units

Dear Mr Burggraaf,

Following your fax of last Friday I have the following question. If the cooling units should still be placed on the roof, what additional structural measures will then be required?

Are the following options possible alternatives (see appendices)?

1.	doubling column + use of extra/heavier beams/trusses

2.	replacing column by heavier column + extra/heavier beams/trusses

3.	shortening span by placing extra columns + extra beams/trusses

Applying the above between the 3 grids

I hope you can be of service, look forward to your reply

Yours sincerely,

/s/ Rick Thani

Rick Thani

FAX MESSAGE

to	: Bouwadviesbureau van der Ven BV
attn.	: Mr.. J. Burggraaf
date	: 31.05.07
fax number	: 0180 415058
number of pages	: 5, including cover sheet
sender	: Rick Thani
project	: Interxion - Tupolevlaan
notes	: re: position cooling units

Dear Mr Burggraaf,

Following our telephone conversation of yesterday afternoon, we have determined five positions where the cooling units could be placed, see appendices.

Perhaps you could indicate which of these positions are/are not possible. Please find enclosed the data of the cooling unit (one cooling unit), the weight of the operational filled unit is 6281 kg. Intended are 14 cooling units (500kW) per possible position.

Did you provide the information of the architectural firm that made the design at the time?

Hopefully this would serve us, like your response.

Yours sincerely,

/s/ Rick Thani

Rick Thani

Number of parking spaces: 201

Multi-lessor building (business premises)

PLACEMENT COOLING UNITS ON THE ROOF

1st rider to the lease

between

Interxion Nederland B.V.

and

VA. No. 1 (Point of view Logistics) B.V.

regarding

Point of View Logistics

Tupolevlaan 101-119

in

Schiphol-Rijk

1st rider to THE LEASE BETWEEN

VA No. 1 (Point of view Logistics) B.V., with registered office at Locatellikade 1, 1076 AZ Amsterdam, in this matter duly represented by Mr S.M. Foxley and Mr T. van Rijn,

hereinafter referred to as ‘the lessor’,

and

Interxion Nederland B.V., with registered office at Cessnalaan 1 in 1119 NJ Schiphol-Rijk, listed in the commercial register under number 34116837, VAT number NL80 82 24 621 B01, in this matter duly represented by Mr M.L.H. van den Assem, hereinafter to be referred to as ‘the lessee’,

whereas:

•

the lessor and the lessee have agreed a lease with effective date 1 August 2007 regarding approx. 6,764.8 m2 of business premises and approx. 716.8 m2 office space and 28 parking spaces located on site in front of the loading doors behind the barriers and 5 parking spaces in front of the building, known locally as Tupolevlaan 101-119 in Schiphol-Rijk,

•	the lessee has indicated to the landlord that it wishes to expand the leased property with 13 additional, reserved parking places (No. 3 on the attached drawing);

•	the lessee is willing to grant the request subject to the following conditions.

declare to have agreed as follows:

1.	With effect from 1 September 2007, the leased property will be expanded with 13 additional parking spaces, located in the parking lot at the back of the building (see attached drawing No. 3), belonging to Tupolevlaan 101-119 in Schiphol-Rijk at a rent of EUR 600 per space per annum plus VAT.

2.	All other provisions and conditions of the lease concluded between the parties with effective date 1 August 2007 remain unchanged and in full effect.

Thus drawn up in triplicate and signed,

Place:     Date:     Place:     Date:

Lessor:	Lessee:
VA No. 1 (Point of view Logistics) B.V.	Interxion Nederland B.V.

Appendix: drawing parking places

Delivery report on commencement of the lease belonging to lease dated

1 August 2007

Address premises:	Tupolevlaan 101 -109,
Schiphol-Rijk
Type of premises:	office/business premises
Lessor:	VA No. 1 (Point of View
Logistics) B.V.
Recording date:	31.07.07
Name of the new lessee:	Interxion Nederland B.V.
Contact person new lessee:	Paul MacPherson (Senior
Facility Manager)
Effective date new lease: 01.08.07

Parts	Technical state Good/Medium/Poor	Comments/details
1. Structural

a. floors	X

b. walls/facades	X

c. ceilings	X	In the office space on the 1st floor, some ceiling panels should be replaced in connection with drops of water

d. columns	X

e. painting	X

f. doors/windows	X

g. glass	X

h. carpentry	X

i. shutters		n/a

2. Mechanical systems

a. airconditioning units	X	In the last office room at the front, the air treatment produces a mechanical sound

b. grids	X

c. radiators	X

d. boiler	X

e. waste water pump	X

Parts	Technical state Good/Medium/Poor		Comments/details
3. Electrical systems

a. distribution boards	X		The lessee requests an overview of the electrical system.

b. burglary prevention			Alarm system was installed by the lessee.

c. light fittings	X

d. (emergency) lighting	X		• Check functioning of the test pane (4x) of the lighting • Check all lighting in the leased property (in consultation with the lessee, the scissor lift can be used for this purpose)

e. switches	X

f. intercom systems			n/a

g. phone/data, etc.

h. illuminated advertising			Former lessee will remove the facade signs (2x) + the sticker above the entrance.

i. access control			n/a

j. barrier/parking			The lessee has agreed that entrance gates access door will be placed (see hovk)

4. Sanitary systems

a. sinks	X

b. toilets	X

c. kitchen/pantry	X

d. sewerage	X

5. Special systems

a. sprinkler

b. fire hose reels			The inspection of the reels is planned.

c. fire detectors

d. lift systems			Lighting in the lift (left front) does not work. The lifts (left back and right back) should be switched off. The right front elevator should activated.

e. blinds			The lessee is responsible for repairing a defective sunblind

f. window cleaning system			n/a

	Number	Type no.	Notes

6. Keys

a. front door(s)			n/a

b. back door(s)			n/a

c. interior doors			n/a

d. mailbox			n/a

7. Facilities	Meter no.	Meter readings	Notes
a. electricity 1 day	The electricity meter is placed in a sealed of Netbeheer and can be read via telemetry.

b. electricity II night

c. water	00511 m3

d. gas	2153152

e. district heating

f. C.A.I./data

8. Other matters	Various notes/observations

a. Loading docks	Restoring the ceiling panels at the loading docks has been commissioned, but has not yet been implemented.

b. Portocabin (including other loose materials)	The present portocabin and other loose materials, including pallets/desks/sign/car interior, etc., hall and adjacent spaces will be removed by the previous lessee no later than 3 August.

c. Refuse containers	The present containers will be removed by the previous lessee no later than 3 August.

d. Pressure hose	The lessee will arrange for disconnecting the pressure hose

e. Cleaning	The lessee will make the leased property broom-clean. The costs incurred will be charged to the lessor. If the amount of the costs exceeds EUR 5000, the further consent from the lessor will be required.

f. Instruction building-related systems	The lessee has requested the provision of instructions regarding the various building-related system (in English), in consultation with the Facility Manager

g. Furniture	All the existing furniture in the office spaces on the 1st floor has been taken over by the lessee.

Photos: yes

The attached photos show the current state of the premises.

Signatures for approval of the content of the delivery report

Lessor	New lessee
VA No. 1 (Point of View Logistics) B.V.	Interxion B.V.

Name signatory	Name signatory

Our reference: AMS104711/MNH/ssb

Interxion Nederland B.V.

M.L.H. van den Assem

Cessnalaan 1

1119 NJ SCHIPHOL

14.11.07

Dear Mr Van den Assem,

POINT OF VIEW LOGISTICS, Tupolevlaan 101-119 IN TE SCHIPHOL-RIJK

Please find enclosed the delivery report regarding the above-mentioned property, signed by Cushman & Wakefield.

We request that you return a signed copy to our office.

I trust to have provided you with sufficient information,

Yours sincerely,

/s/ M.N. Hoftijzer
M.N. Hoftijzer

Interxion Nederland B.V.
PO Box 75812
1118 ZZ Schiphol-Rijk

Reference:	n23401a2
Invoice number:	40
Invoice date:	09/07/2008
For the property:	SCHIPHOL-RIJK - Tupolevlaan 101-119
Leased property:	Tupolevlaan 101-119

DESCRIPTION	FROM	TO	DUE DATE	NET AMOUNT	VAT %	VAT AMOUNT
Indexation on 01/08/2008	01/08/2008	30/09/2008	09/07/2008	2,221.19	19%	422.034
Indexation on 01/08/2008	01/08/2008	01/08/2008	09/07/2008	25.86	19%

			NET	2,247.05

			VAT	426.94

			TOTAL	2,673.99	EUR

We kindly request that you transfer the total amount in accordance with the lease to:

Bank relation	ING Bank

Account number	0664674062

In the name of:	VA No. 1 (Point of View Logistics) B.V.

VAT number:	NL8171.63.608.B01

Stating:	n23401 a2 - n234/40

08.07.08

Dear lessee,

In accordance with the lease, the rent of your parking spaces will be adjusted as follows:

lessee	Interxion Nederland B.V.
property	Schiphol-Rijk - Tupolevlaan 101-119
lessee number	n23401a2

date indexation	1-Aug-08

annual rent before indexation	7.800,00

rent calculation (cpi 2006=100)	April-08 = 104.20 = 1,020 x 7,800.00 = 7,956.00
Apr-07 102.12

new rent per year	7,956.00

08.07.08

Dear lessee,

In accordance with the lease, the rent of your parking spaces will be adjusted as follows:

lessee	Interxion Nederland B.V.
property	Schiphol-Rijk - Tupolevlaan 101-119
lessee number	n23401a2

date indexation	1-Aug-08

annual rent before indexation	670,000.00

rent calculation (cpi 2006=100)	April-08 = 104.20 = 1,020 x 670,000 = 683,400.00
Apr-07 102.12

new rent per year	683,400,00